Exhibit 10.2

FIRST INDIANA CORPORATION

SUPPLEMENTAL BENEFIT PLAN

PLAN AGREEMENT

THIS AGREEMENT is made as of the 3rd day of January, 2006, by and between First Indiana Bank (hereinafter referred to as the “Employer”) and Reagan K. Rick, (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Board of Directors of the Employer has determined that it is desirable and in the best interest of the Employer to maintain a Supplemental Benefit Plan; and

WHEREAS, the Employee has been selected to become a participant of said Plan, and the Employee elects to so participate.

IT IS THEREFORE AGREED:

1.	Benefits. The Employee shall be eligible to receive any and all benefits to which he is entitled under the terms of the Plan.

2.

Vesting. The Employee shall be vested with respect to the “excess plan portion” of his monthly retirement benefits under the Plan to the same extent he is vested with respect to benefits payable under the DB Pension Plan. He shall become fully vested with respect to his other benefits under the Plan and this Agreement (the remainder of his monthly retirement benefit) at the time specified in the Plan or, if earlier, when the sum of his whole years of age plus his whole years of service with the Employer and its affiliates exceeds 80, provided he remains in the service of the Employer and its affiliates until such time. For purposes of the Plan and this Agreement, the Employee’s whole years of service with the Employer and its affiliates shall be determined in the same manner as it is determined for vesting purposes under the DB Pension Plan.

3.

Arbitration. In the event of any disputes, differences, controversies or claims arising out of, or in connection with, the Employee’s rights under the Plan or this Agreement, other than a dispute in which the sole relief sought is an equitable remedy, such as a temporary restraining order or a permanent or temporary injunction, the parties shall be required to have the dispute, controversy, difference or claim settled through binding arbitration pursuant to the American Arbitration Association’s rules of Commercial Arbitration which are then in effect The location of all arbitration proceedings shall be Indianapolis, Indiana. One arbitrator shall be selected by the parties and shall be a current or former executive officer (vice president or higher) of a publicly-traded corporation. In the event the parties are unable to mutually agree upon a person to act as the arbitrator, or in the event a mutually-agreed upon arbitrator shall fail to accept the appointment by the parties, the parties shall jointly request from the American Arbitration Association a list of the names of five persons qualified to act as an arbitrator under this clause. The selection of the final arbitrator then shall be achieved by each party alternately striking a name, with the Employer going first, until one name remains. In the event the parties mutually agree that the five names submitted by the American Arbitration Association are unsatisfactory, they jointly may request a second list of five names from the American Arbitration Association and final selection shall be achieved through the procedure set out herein. The decision of the arbitrator shall be final and binding upon both parties, and any award entered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon by either party in accordance with the applicable law in any court of competent jurisdiction. The arbitrator shall not have authority to modify any provision of the Plan or this Agreement nor to award a remedy for any difference, dispute, controversy or claim arising under the Plan or this Agreement other than a benefit specifically provided under or by virtue of the Plan or this Agreement. The Employer shall be responsible for all of the reasonable expenses of the American Arbitration Association, the arbitrator and the conduct of the selection and the arbitration procedures set forth in this section, including reasonable attorneys’ fees and expenses incurred by either party which are associated with the arbitration procedure through the time the final arbitration decision or award is rendered. This arbitration provision shall be specifically enforceable.

4.	Limitation on Payments.

(a)

Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to the Plan or this Agreement, an independent national accounting firm designated by the Employer (the "Accounting Firm") shall compute whether there would be payable to the Employee any "excess parachute payments,” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of section 280G of the Code, payable or to be provided to the Employee, whether by the Employer or any of its affiliates or by any successor to the Employer or any such affiliate, and whether under the Plan or this Agreement or under any other plan, practice or agreement. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Employee, taking into account the excise tax imposed by section 4999 of the Code, if (i) such parachute payments were reduced to the point that the total thereof would not exceed three times the "base amount" as defined in section 280G of the Code, less One Dollar ($1.00), or (ii) such parachute payments were not reduced. If not reducing such parachute payments would result in a greater after-tax amount to the Employee, such parachute payments shall not be reduced. If reducing such parachute payments would result in a greater after-tax amount to the Employee, they shall be reduced to such lesser amount. If such parachute payments must be reduced, the Employee shall direct which of the payments are to be reduced and the manner in which each is to be limited or modified. The determination by the Accounting Firm shall be binding upon the Employer and the Employee subject to the application of subsection (c) of this section.

(b)

As a result of various incentive or other plans, the Employee may be entitled to receive various parachute payments over a period of several years. In such event, the Accounting Firm may need to update its calculations under subsection (a) of this section one or more times. In the event that all or a portion of a parachute payment is not made due to the limitations of this Section 4, the Employer shall not be relieved of liability for such amount but such parachute payment shall be deferred and included in calculations with respect to subsequent parachute payments.

(c)

As a result of uncertainty in the application of section 280G of the Code at the time of determinations by the Accounting Firm hereunder and uncertainties in the valuation of future payments, it is possible that parachute payments will have been made by the Employer which should not have been made (an "Overpayment") or that additional parachute payments which will not have been made by the Employer could have been made (an "Underpayment"), consistent in each case with the other provisions of this Section 4. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employer or the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Employer, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Employee to the Employer if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Employer to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.

(d)

All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Employer and the Employer shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that all parachute payments to be made to the Employee will be subject to federal and state income tax at the maximum rate in effect at the time the determination is made unless the Employee provides the Accounting Firm with evidence that it is more probable than not that one or more parachute payments will be taxable at a lower rate, or lower rates, in which case the Accounting Firm shall assume that such parachute payments will be taxed at the lower rate or rates. taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Employee in the year of receipt of the payments, unless the Employee agrees otherwise.

(e)

In the event the Plan or this Agreement is subject to Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”) at the time any payment is to be made by the Bank to the Executive pursuant to the Plan or this Agreement or otherwise, such payment will be subject to, and conditioned upon, its compliance with Section 18(k) of the FDIA and any regulations promulgated thereunder.

IN WITNESS WHEREOF, this Agreement has been made as of the date herein above written.

Employer:

FIRST INDIANA BANK

By:	_________________________

Robert H. Warrington,

President & CEO

First Indiana Bank, N.A.

EMPLOYEE:

_____________________________

Reagan K. Rick

_____________________________

Street Address or P. O. Box

_____________________________

City, State, Zip

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